Exhibit 10.4
FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT
          FOURTH AMENDMENT dated as of November 12, 2008 (this “Amendment”) to EMPLOYMENT AGREEMENT dated as of February 27, 2003, as amended (the “Agreement”) by and between TRW Limited (the “Company”) and Peter J. Lake (“Executive”).
          WHEREAS, in order to extend the term of the Agreement, in clarification of the manner in which the Company determines any applicable increase in the base salary payable under the Agreement and in clarification of the benefits to which Executive is entitled, Executive and Company desire to amend the Agreement as set forth below;
          In consideration of the premises and mutual covenants herein, the parties agree as follows:
          1. Defined Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Agreement.
          2. Amendment to Section 1.b. of the Agreement. Section 1.b. of the Agreement shall be amended to read in its entirety as follows:
b. Subject to the provisions of Section 7 of this Agreement, Executive shall be employed by the Company for a period commencing on the Effective Date and ending on December 31, 2011 (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing with January 1, 2012 and on each January 1 thereafter (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto 60 days prior written notice before the next Extension Date that the Employment Term shall not be so extended.
          3. Amendment to Section 3 of the Agreement. The second sentence of Section 3 of the Agreement shall be amended to read in its entirety as follows:
          “The Compensation Committee of the Board of Directors of TRW Automotive Holdings Corp. shall annually review Executive’s base salary and Executive shall be entitled to such increases (but no decreases), if any, as may be determined in the sole discretion of the Compensation Committee.”
          4. Amendment to Section 5 of the Agreement. Section 5 of the Agreement shall be amended to read in its entirety as follows:
5. Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the employee benefit plans listed on Schedule 5A, as in effect from time to time (collectively, “Employee Benefits”), on the same basis as those plans are provided to other senior executives of the Company (other than the CEO).
          5. Amendment to Schedule 5A of the Agreement. Schedule 5A of the Agreement shall be amended to read in its entirety as attached hereto.
          6. No Other Amendments; Effectiveness. Except as set forth in this Amendment, the Agreement is ratified and confirmed in all respects. This Amendment shall be effective as of the date hereof.

          7. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.
          8. Counterparts. This Amendment may be signed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.
TRW Limited

By:	/s/ David L. Bialosky	/s/ Peter J. Lake

Name:	David L. Bialosky	Peter J. Lake
Title:	Attorney-in-Fact

SCHEDULE 5A
BENEFITS SUMMARY
     Pension Scheme (U.K.)
     Continued participation in the Pension Scheme (U.K.) pursuant to the terms of such Plan.
     Company Vehicle
     A Company car allowance during the Employment Term sufficient to lease an automobile with a value of up to $50,000, and all expenses associated with the vehicle, paid for by the Company. Vehicles are turned in every three years.
     Financial Planning
     Financial counseling through AYCO in accordance with the Unanimous Written Consent of the Compensation Committee of the Board of Directors of TRW Automotive Inc. dated April 30, 2004.
     Executive Health
     The Plan provides for reimbursement of 100% of medical, dental and vision claims as defined as being deductible in accordance with IRS regulations. There are no co-payments or deductibles under the plan, and participants are required to make contributions via payroll deductions.
     Life Insurance
     Continued participation in the life insurance component of the Pension Scheme (U.K.) pursuant to the terms of such Plan.
     Long-Term Disability
     Provides benefits in an amount equal to 40% of eligible compensation for those disabled in accordance with the terms of the Plan. Participants may enroll for an additional 20% of eligible compensation. Participant contributions are required for the additional benefit.